Exhibit 10.22

Fortinet, Inc.
1090 Kifer Road
Sunnyvale, CA 94086,
United States
(408) 235-7700

April 02, 2014

Keith Jensen

Dear Keith,

We are pleased to extend an offer to you for the position of VP, Worldwide Corporate Controller for Fortinet, Inc. (“Company”) reporting to Andrew Del Matto, CFO. We believe that each employee contributes directly to Fortinet’s growth and success, and we hope you will take pride in being a member of our team.

It is understood that your employment would commence with the Company on or before May 5, 2014. Your compensation package will include the following:

1.	Annual base salary of $270,000.00 payable semi-monthly ($11,250.00) in accordance with Company policy and procedures.

2.
You will be eligible for Fortinet’s Management by Objective Program (MBO). Your annual target MBO bonus amount is 30% of your base salary. Quarterly payouts are pro-rated based on achievement of the company goals and optional personal objectives set out for you by management. Performance targets may be updated on a quarterly basis under Manager's discretion. A bonus payout will only occur if you are actively employed at the time of the bonus payment. You are ineligible for any bonus payment should you resign or are terminated for cause or without cause prior to the bonus payment date.

We’re glad you chose Fortinet as a place to share your knowledge and expertise, and to grow your career. We believe that it is important to a healthy working relationship for both parties to understand the terms and conditions of employment before commencing employment. In order to ensure that both you and the Company have a common understanding, we have set forth some fundamental premises.
This is a full time position with the understanding that during your employment you will not engage in outside consulting activities, whether compensated or not, which materially interfere with the performance of your job duties with the Company or create a conflict of interest, nor will you establish a competing business during your employment with the Company. Accordingly, you are required to obtain approval in writing from the Company before engaging in any employment or consulting services outside the Company while employed by Fortinet, Inc. so that the Company may determine if any conflict exists. You also confirm that you are not bound by any other agreement with any prior or current employer, person or entity which would prevent you from fully performing your duties with Fortinet, Inc.
This offer of employment is not for any specific period of time; instead your employment is at all times “at-will.” This means that you may terminate your employment with or without cause or prior notice, and the Company has the same right. In addition, the Company may change your compensation, duties, assignments, responsibilities or location of your position at any time to adjust to the changing needs of our dynamic company. These provisions expressly supersede any previous representations, oral or written. Your at-will employment status cannot be modified unless it is written and signed by both you and the Chief Executive Officer of the Company.

As a Company employee you are eligible to receive health insurance coverage, which begins on the official hire date, through the Company insurance plan, and to participate in the Company’s 401(k) plan, all of which may be modified or terminated from time to time. You are entitled to fifteen (15) accrued days of Paid Time Off (PTO) per year. Our comprehensive benefits and worker’s compensation information are enclosed for your reference with this letter. The Company shall also reimburse you for all agreed upon, reasonable business expenses incurred in the performance of your duties on behalf of the Company upon submission of expense reports as necessary to substantiate the Company’s federal income tax deductions for such expenses under the Internal Revenue Code (as amended) and procedures as may be established by the Board of Directors of the Company.
This offer of employment is subject to your signing of “Fortinet Confidentiality Agreement” on your first day of employment at Fortinet, Inc., as well as your agreement to follow all other policies and procedures that the Company may announce from time to time. This offer is also contingent upon proof of identity and work eligibility. Under the Immigration and Reform Act of 1986, employers are required to verify the identity and employment eligibility of all new hires within three (3) business days of hire. To assist us in complying with this requirement please bring appropriate documents with you on your first day.
Additionally, in some instances, U.S. export control laws require that Fortinet obtain a U.S. government export license prior to releasing technologies to certain persons. This offer is contingent upon Fortinet's ability to satisfy these export control laws as related to your employment and anticipated job activities. The decision whether or not to submit and/or pursue an export license to satisfy this contingency, if applicable, shall be at Fortinet's sole election.
The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.
Please sign and date this letter below and return to Human Resources to indicate your acceptance of the Company’s offer. This offer will stay open until Monday, April 7, 2014.
We look forward to working with you at Fortinet, Inc.

Sincerely,
Fortinet, Inc.

/s/ Amanda Mallow
Amanda Mallow
VP Global Human Resources

ACCEPTED AND AGREED:
/s/ Keith Jensen	April 3, 2014
Signature	Date